EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Matthew Shepherd
678-942-2683
mshepherd@netbank.com

NetBank, Inc. Closes Private Placement of Common Stock

Additional Capital Supports Company’s Strategic Reorganization;
Dilution to Shareholders Kept to a Minimum

ATLANTA — (January 8, 2007) — NetBank, Inc. (NASDAQ: NTBK) completed a private placement of 6.5 million shares of its common stock on Friday, January 5. The private placement was fully subscribed. Seven institutional investors purchased the shares at a price of $3.90 per share, with more than three-fourths of the offering being acquired by two of the investors. The sale generated approximately $23.7 million in new capital for the company, net of private placement commissions and expenses to JMP Securities LLC, the sole placement agent in the transaction.

“We are pleased with the transaction and believe it serves the best interest of long-term shareholders,” said Steven F. Herbert, chief executive officer. “We are in the final phase of the corporate restructuring plan we started three months ago. The plan centers on returning the company to profitability as quickly as possible by exiting underperforming businesses and refocusing attention on our core retail and small business banking operations as well as our prime mortgage businesses. We believe the additional capital will allow us to maintain optimal capitalization within the bank; support new asset and deposit growth; and potentially invest in other key initiatives.

“We were deliberate in balancing the benefit of additional capital with the dilution to existing shareholders that this transaction represents,” Herbert continued. “By limiting the issuance to a relatively small number of shares, we were able to keep the dilution to approximately $0.10 per share based on a closing market price of $4.64 the day that we priced the deal.”

The shares of common stock issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The company plans to file a registration statement with the Securities and Exchange Commission (“SEC”) for the resale of the common stock as soon as practicable. This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The company first disclosed the private placement soon after the transaction priced on December 29, 2006, through a general press release and Form 8-K filing with the SEC. Both documents are available on the company’s corporate Web site at www.netbankinc.com.

About NetBank, Inc.

NetBank, Inc. (NASDAQ: NTBK) is a financial holding company that operates a family of businesses focused primarily on consumer and small business banking as well as conforming mortgage lending. The company’s businesses have a shared value proposition of providing consumers in select markets an attractive combination of price, service and experience through skilled associates and advanced technology systems. Retail brands include NetBank and Market Street Mortgage. For more information, please visit www.netbankinc.com.

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Forward-Looking Statements: NetBank, Inc.’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include our expectation of registering the shares in a timely manner and the intended use of the proceeds. In addition, our business is subject to the risks and uncertainties described in our filings with the Securities and Exchange Commission.